UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 24, 2016

ENER-CORE, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37642	45-0525350
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9400 Toledo Way
Irvine, California 92618

(Address of principal executive offices) (Zip Code)

(949) 616-3300

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Amendments to Warrants

Effective as of August 24, 2016, Ener-Core, Inc. (the “Company”) and certain holders holding warrants to purchase an aggregate of 1,132,285 shares of Common Stock, originally issued from April 23, 2015 to March 31, 2016 (the “Outstanding Warrants”), executed amendments to such Outstanding Warrants (the “Warrant Amendments”) to (i) adjust the exercise price per share of the Common Stock underlying such Outstanding Warrants to $4.00 and (ii) provide that, in the event of a Fundamental Transaction (as defined in such Outstanding Warrants), upon the request of the holder, the Company will purchase such Outstanding Warrant from the holder by paying, at the option of the Company, either (x) Common Stock (or corresponding consideration payable as provided in the Outstanding Warrant in connection with a Corporate Event (as defined in such Outstanding Warrants), as applicable) valued at the value of the consideration received by the shareholders in a change of control or (y) cash, in each case, in an amount equal to the Black Scholes value of the remaining unexercised portion of the Outstanding Warrant on the effective date of such Fundamental Transaction. The Company agreed to the foregoing pricing adjustment in consideration for the above-described changes to the Fundamental Transaction language. The change in the Fundamental Transaction language is expected to allow the Company to avoid derivative liability accounting for the Outstanding Warrants, in further support of the Company’s efforts to satisfy its obligation under the terms of its outstanding senior secured promissory notes issued in April and May 2015 to secure the listing of its Common Stock on a national securities exchange.

The form of Amendment to Warrant(s) is attached as Exhibit 4.1 to this Current Report on Form 8-K and is also incorporated herein by reference. The foregoing description of this agreement and instrument does not purport to be complete and is qualified in its entirety by reference to such exhibit.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
4.1	Form of Amendment to Warrant(s)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENER-CORE, Inc.

Dated: August 30, 2016	By:	/s/ Domonic J. Carney
Domonic J. Carney
Chief Financial Officer

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EXHIBIT INDEX

Exhibit Number	Description
4.1	Form of Amendment to Warrant(s)

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